EX-99.B4.f. Maximum Anniversary Death Benefit

Maximum Anniversary Death Benefit Contract Schedule

Owner:                                [John Doe]                                           Contract Number:                                      [??687456]
[Joint Owner:                                [Jane Doe]]                                           Issue Date:                                      [04/15/10]
Annuitant:                                [John Doe]

End Date
Required Affiliated Rider:	[Income Protector Rider, Income Focus Rider or Investment Protector Rider].
Maximum Anniversary Death Benefit Maximum Birthday:                                                                                                           [91st] birthday

Additional Mortality and Expense Risk Charge
Mortality and Expense Risk Charge:                                                                      [0.30]%

S40859-NY [MAV-C]